SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

America West Holdings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 21, 2003

To Our Stockholders:

          On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders of America West Holdings Corporation to be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111, on Monday, May 19, 2003, at 8:30 a.m., local time. A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

          If you are unable to attend the meeting in person, it is very important that your shares be represented, and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes personally at the meeting.

          If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Sincerely,

W. Douglas Parker
Chairman of the Board, President
and Chief Executive Officer

AMERICA WEST HOLDINGS CORPORATION

111 West Rio Salado Parkway

Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2003

TO THE STOCKHOLDERS OF AMERICA WEST HOLDINGS CORPORATION:

          The Annual Meeting of Stockholders of America West Holdings Corporation, a Delaware corporation, will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111, on Monday, May 19, 2003, at 8:30 a.m. local time, to elect four directors to hold office until the annual stockholders’ meeting in 2006, as described more fully in the Proxy Statement accompanying this Notice.

          The Board of Directors knows of no other matter that will be presented at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named in the accompanying proxy will vote on that matter using their best judgment.

          You must have been a stockholder of record at the close of business on April 3, 2003, to vote at the meeting, If you do not expect to attend the meeting in person, please sign, date and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Mailing your completed proxy will not prevent you from later revoking that proxy and voting in person at the meeting. If you want to vote at the meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership as of April 3, 2003 from the intermediary.

By Order of the Board of Directors,

Patricia A. Penwell
Corporate Secretary

Tempe, Arizona

April 21, 2003

AMERICA WEST HOLDINGS CORPORATION

111 West Rio Salado Parkway
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2003

Introduction	This proxy is solicited on behalf of the Board of Directors of America West Holdings Corporation (“Holdings” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Monday, May 19, 2003, at 8:30 a.m. local time, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111, or at any adjournment thereof (the “Annual Meeting”). The Company’s directors will not attend the Annual Meeting, and instead one of the Company’s Vice Presidents will preside at the Annual Meeting. Any stockholder inquiries regarding the agenda for the Annual Meeting may be addressed to the Vice President presiding at the Annual Meeting, by mail at the address above, or by electronic mail at annualmeeting@americawest.com.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 21, 2003, to all stockholders entitled to vote at the Annual Meeting.

“AWA” and “TLC” refer to America West Airlines, Inc. and The Leisure Company, respectively, both of which are wholly-owned subsidiaries of the Company.

1.

Proposal: Election of Directors

Election of Directors	The four nominees for election to the Board of Directors are listed below. If each of these nominees is elected, the Board will consist of ten members divided into three classes as follows: three members in Class I (terms expiring in 2005), four members in Class II (terms expiring in 2006) and three members in Class III (terms expiring in 2004). To be elected, a nominee must receive a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes therefore will have no effect on the election of directors. Unless you tell us on your proxy card to vote differently, we will vote signed, returned proxies FOR the election of the listed nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. All ages identified below are as of March 1, 2003.

The Board Of Directors Recommends

A Vote IN FAVOR Of Each Named Nominee.

Nominee,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held, Age

Herbert M. Baum (Class II) (Corporate Governance and Finance Committees)	Mr. Baum is the Chairman of the Board, President and Chief Executive Officer of the Dial Corporation, a manufacturer and marketer of consumer products, and has served as a director of the Company since January 31, 2003. Mr. Baum served as President and Chief Operating Officer of Hasbro, Inc., a manufacturer and marketer of toys, from January 1999 to August 2000. Mr. Baum also served as Chairman and Chief Executive Officer of Quaker State Corporation, a producer and marketer of motor oils and lubricants, from 1993 to 1999. From 1978 to 1992, Mr. Baum was employed by Campbell Soup Company, a manufacturer and marketer of food products, and, in 1992, was named President of Campbell — North and South America. Mr. Baum also is a director of Action Performance Companies, Inc., the Cosmetic, Toiletry and Fragrance Association, The Dial Corporation, Grocery Manufacturers of America, Meredith Corporation and PepsiAmericas, Inc. Age 66.

John L. Goolsby (Class II) (Audit, Executive and Finance Committees)	Mr. Goolsby is a private investor and has served as a director of the Company since 1994. From 1988 until his retirement in 1998, he served as the President and Chief Executive Officer of The Howard Hughes Corporation, a subsidiary of The Rouse Company, a real estate development company. Mr. Goolsby serves as a director of Tejon Ranch Company. Age 61.

Richard P. Schifter (Class II) (Corporate Governance, Executive and Finance Committees)	Mr. Schifter is a Managing Partner of Texas Pacific Group, an investment firm that he joined in July 1994, and has served as a director of the Company since 1994. Mr. Schifter also is a Managing Partner of Newbridge Latin America Fund, L.P., a private equity fund. Mr. Schifter serves as a director of Ryanair Holdings, PLC, Grupo Milano, S.A., Alpargatas, S.A.I.C., Bristol Group, Productora de Papel, S.A. de C.V. (Proposa), Empresas Chocolates La Corona, S.A. de C.V. (La Corona) and Diveo Broadband Networks, Inc. Age 49.

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Nominee,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held, Age

J. Steven Whisler (Class II) (Compensation and Human Resources and Corporate Governance Committees)	Mr. Whisler is Chairman, President and Chief Executive Officer of Phelps Dodge Corporation (“Phelps Dodge”), a mining and manufacturing company, and has served as a director of the Company since 2001. Mr. Whisler has served as Chairman of Phelps Dodge since May 2000, as Chief Executive Officer since January 2000 and as President since December 1997. From December 1997 until January 2000, Mr. Whisler served as Chief Operating Officer of Phelps Dodge. From 1991 until 1998, Mr. Whisler served as President of Phelps Dodge Mining Company, a division of Phelps Dodge. Mr. Whisler serves as a director of Phelps Dodge, Burlington Northern Santa Fe Corporation and Southern Peru Copper Corporation. Age 48.

Continuing Directors	The six directors whose terms will continue after the Annual Meeting and will expire at the 2004 Annual Meeting (Class III) or the 2005 Annual Meeting (Class I) are listed below.

Director,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held, Age

Robert J. Miller (Class I) (Compensation and Human Resources Committee)	Mr. Miller is a Partner at the Nevada law firm of Jones Vargas and has served as a director of the Company since 1999. From 1989 until January 1999, he served as Governor of the State of Nevada. Mr. Miller serves as a director of the Newmont Mining Corporation, Wynn Resorts Limited, International Game Technology and Zenith National Insurance Corp. He is also a director of the American Cancer Society Foundation and serves on the U.S. Secretary of Energy Advisory Board, the Board of the National Center for Missing and Exploited Children and the Board of K12, Inc. He is also a partner of Miller and Behar Strategies OOD, a company that promotes tourism and business in Bulgaria, and a consultant to KNP, a public policy consulting firm. Additionally, Mr. Miller is Member at Large of the College Board of Regents of the National College of District Attorneys. Age 58.

W. Douglas Parker (Class I) (Executive Committee)	Mr. Parker is Chairman of the Board, President and Chief Executive Officer of the Company and AWA and Chairman of TLC and has served as a director of the Company since 1999. Mr. Parker has served as Chairman of the Board, President and Chief Executive Officer of the Company since September 2001 and as Chairman of the Board and Chief Executive Officer of AWA since September 2001. Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of the Company and Executive Vice President — Corporate Group of AWA in April 1999. He was elected President of AWA in May 2000 and Chief Operating Officer of AWA in December 2000. Age 41.

John F. Tierney (Class I) (Audit and Finance Committees)	Mr. Tierney is Managing Director of Castletown Financial Services, an investment and consulting firm, and has served as a director of the Company since 1993. From 1993 until 1997, he was Assistant Chief Executive and Finance Director of GPA Group plc, an aircraft leasing company. Mr. Tierney serves as a director of the International Transport Finance Company and is a member of the Board of Governors of Clongowes Wood College. Mr. Tierney is a chartered accountant. Age 57.

3.

Director,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held, Age

Walter T. Klenz (Class III) (Compensation and Human Resources and Corporate Governance Committees)	Mr. Klenz was President and Chief Executive Officer of Beringer Wine Estates Holdings, Inc. from 1990 to 2000 and is currently Managing Director of Beringer Blass Wine Estates and has served as a director of the Company since 1998. He also serves as a director of Columbia Sportswear Company and is past Chairman of the California Wine Institute and past President of the Napa Valley Vintners Association. Age 57.

Richard C. Kraemer (Class III) (Compensation and Human Resources, Corporate Governance and Executive Committees)	Mr. Kraemer is President of Chartwell Capital, Inc., a private investment company, and has served as a director of the Company since 1992. From October 1985 until March 1996 he served as President of UDC Homes Inc., a Phoenix based homebuilding and development company. Mr. Kraemer also served as a director of UDC from 1980 until March 1996 and as Chief Executive Officer from October 1994 until March 1996. Age 59.

Denise M. O’Leary (Class III) (Audit and Compensation and Human Resources Committees)	Ms. O’Leary has been a private investor in early stage companies since 1996 and has served as a director of the Company since 1998. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an Associate and then as a General Partner. Ms. O’Leary serves as a director of the Chiron Corporation and Medtronic, Inc. Additionally, she is a member of the Board of Trustees of Stanford University and Chair of the Board of Trustees of Stanford Hospital and Clinics. Age 45.

4.

Information Concerning Solicitation and Voting

General	This proxy is solicited on behalf of the Board of Directors of the Company, for use at the Annual Meeting to be held on Monday, May 19, 2003, at 8:30 a.m. local time, or at any adjournment thereof. The Annual Meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111.

Record Date	Only those persons that held shares of the Company’s Common Stock on April 3, 2003, will be allowed to vote.

Voting Rights	The Company has two classes of Common Stock:

• Class A Common Stock is entitled to 50 votes per share
• Class B Common Stock is entitled to one vote per share

The shares of Common Stock are the Company’s only outstanding voting securities. The Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders.

Outstanding Shares	At the close of business on April 3, 2003, 941,431 shares of Class A Common Stock were outstanding and entitled to vote, and approximately 32,771,285 shares of Class B Common Stock were outstanding and entitled to vote. If all holders of the Company’s Common Stock vote at the Annual Meeting, either in person or by proxy, the aggregate voting power will be 79,842,835 votes, which is the sum of:

• 47,071,550 votes for holders of Class A Common Stock (941,431 shares multiplied by 50 votes per share), and
• 32,771,285 votes for holders of Class B Common Stock

In January 2002, AWA closed a $429 million loan supported by a $380 million government loan guarantee (the “Federal Loan Guarantee”). The loan triggered over $600 million of concessions and additional financing (primarily aircraft rent reductions and future financing commitments), resulting in a restructuring of AWA’s indebtedness and lease commitments valued at approximately $1.0 billion. As compensation for various elements of the restructuring plan, the Company issued a warrant to purchase up to 18.8 million shares of its Class B Common Stock to the federal government and additional warrants to purchase up to 3.8 million shares of its Class B Common Stock to other loan participants, in each case at an exercise price of $3 per share and a term of ten years. Because these warrants were not exercised as of April 3, 2003, the record date for the Annual Meeting, the federal government and other loan participants will not be voting the shares of Class B Common Stock issuable upon exercise of the warrants at the Annual Meeting.

Quorum and Approval Requirements	A majority of the aggregate voting power, either in person or by proxy, is required for there to be a quorum at the Annual Meeting. A quorum is needed in order for any business to be transacted at the Annual Meeting. Any proxy that is properly completed will be counted for the purposes of determining if a quorum is present, even if the stockholder abstains from voting or an intermediary or broker who is entitled to vote for the beneficial owner abstains from voting (a “broker non-vote”).

The Proposal relating to the election of directors will require a plurality of the votes cast at the Annual Meeting. Therefore, any abstentions or broker non-votes will not affect the outcome of the election of directors.

TPG Partners, L.P., TPG Parallel I L.P. and Air Partners II, L.P. own all 941,431 shares of the Company’s Class A Common Stock which represent approximately 59% of the votes entitled to be cast at the Annual Meeting.

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Any other matters to properly come before the meeting will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy. Therefore, abstentions will have the same effect as a vote against any other proposal. Broker non-votes will not count in determining whether a matter has been approved.

Voting of Proxies	A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the election of directors. Any additional business to properly come before the meeting will be voted in accordance with the best judgment of the person voting the proxy.

Revocability of Proxies	Stockholders can revoke their proxies at any time before they are voted by notifying Patricia A. Penwell, Corporate Secretary of the Company, in writing, at the following address: America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, AZ 85281. Stockholders can also revoke their proxies by submitting a subsequent proxy to the Corporate Secretary or by attending the Annual Meeting in person and notifying the inspectors of elections (attending the meeting will not, by itself, revoke a proxy).

Solicitation of Proxies	The Company will bear the entire cost of solicitation of proxies. The Company has retained Innisfree M&A, Inc. (“Innisfree”) to assist in the solicitation of proxies for a fee that will not exceed $10,000 plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be sent to stockholders as well as to intermediaries, such as banks and brokers, that hold shares for the beneficial owners of the shares. Those intermediaries will then forward the solicitation materials to the beneficial owners. The Company may reimburse the intermediaries for the costs of forwarding solicitation materials to the beneficial owners. In addition to this solicitation by mail, employees and directors of the Company or Innisfree may also solicit proxies over the telephone, by facsimile, by electronic mail or in person. Employees and directors of the Company will not receive any additional compensation for doing so.

Inspector of Election	All votes at the Annual Meeting will be counted by Computershare Investor Services, the Company’s transfer agent, and the inspector of election appointed by the Board of Directors. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Stockholder Proposals	Under applicable proxy rules, proposals of stockholders that are intended to be presented at the Company’s Annual Meeting of Stockholders in 2004 must be received by the Company not later than December 26, 2003 (not later than 120 days prior to the anniversary of this year’s mailing date) in order to be included in the proxy statement and proxy relating to that annual meeting. Pursuant to the Company’s Bylaws, in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must deliver proper notice to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting. Stockholders are advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Householding of Proxy Materials	The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate

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proxy statement and annual report, please notify your broker, direct your written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281 or contact Patricia A. Penwell at (480) 693-0800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report and Available Information	The annual report to stockholders accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2002, including financial statements but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. Copies may also be obtained without charge through the SEC’s World Wide Web address at http://www.sec.gov.

7.

Information About the Company’s Board of Directors

Board Purpose and Structure	The Board of Directors establishes the broad policies of the Company and is responsible for the overall performance of the Company. If each of the nominees for election as a director is elected, the Board will consist of ten members divided into three classes as follows: three in Class I (terms expiring in 2005), four in Class II (terms expiring in 2006) and three in Class III (terms expiring in 2004). Each member of the Board of Directors of the Company is also a member of the Board of Directors of AWA, and Mr. Parker is Chairman of the Board of Directors of TLC.

Board Meetings	During 2002, the Board held nine regular and special meetings. Each incumbent director attended at least 75% of the meetings of the Board and of the committees on which such director served, except Mr. Schifter, who attended 71% of the meetings of the Board and of the committees on which he served.

Board Committees	The Company has five standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Corporate Governance Committee, the Finance Committee and the Executive Committee. Upon the election of directors at the Annual Meeting, the Board will nominate members to serve on the Company’s committees until the annual meeting in 2004.

The Audit Committee currently is comprised of three non-employee directors, Ms. O’Leary (Chair) and Messrs. Goolsby and Tierney, and met nine times in 2002. The Audit Committee reviews and approves the retention of the Company’s independent auditors, reviews the Company’s financial statements and considers other matters relating to the financial affairs of the Company. All current members of the Audit Committee are independent within the meaning of the rules of the New York Stock Exchange. Marie L. Knowles, who served as a non-employee director until May 2002, served on the Audit Committee until May 2002.

The Compensation and Human Resources Committee currently is comprised of five non-employee directors, Messrs. Klenz (Chair), Kraemer, Miller and Whisler and Ms. O’Leary, and met six times in 2002. The Compensation and Human Resources Committee reviews all aspects of compensation and promotion of officers of the Company and also reviews matters relating to employee compensation generally, including the 1994 Incentive Equity Plan (the “1994 Incentive Plan”) and the 2002 Incentive Equity Plan that was approved by the Company’s stockholders in May 2002 (the “2002 Incentive Plan”).

The Corporate Governance Committee currently is comprised of four non-employee directors, Messrs. Kraemer (Chair), Baum, Klenz and Whisler. The Corporate Governance Committee, which met five times in 2002, oversees all aspects of the Company’s corporate governance functions on behalf of the Board, including oversight of the director nomination process, and makes recommendations to the Board regarding corporate governance issues. The Corporate Governance Committee will consider nominees for directors recommended by stockholders that are properly submitted in writing to the Corporate Secretary. Mr. Baum joined the Corporate Governance Committee in February 2003. Mr. Schifter served on the Corporate Governance Committee until May 2002.

The Finance Committee currently is comprised of four non-employee directors, Messrs. Goolsby (Chair), Baum, Schifter and Tierney. The Finance Committee, which met six times in 2002, oversees the Company’s financial affairs and recommends to the Board financial policies and courses of action that will effectively accommodate the Company’s objectives and operating strategies while maintaining a sound financial condition. Mr. Schifter joined the Finance Committee in May 2002 and Mr. Baum joined the Finance Committee in February 2003. Ms. Knowles and Jeffrey A. Shaw, who served as a non-employee director until May 2002, served on the Finance Committee until May 2002.

The Executive Committee currently is comprised of Mr. Parker (Chair) and three non-employee directors, Messrs. Goolsby, Kraemer and Schifter. The Executive Committee,

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which did not meet in 2002, has all of the powers of the Board of Directors in the management of the business of the Company between meetings of the full Board, subject to certain limitations. Ms. Knowles served on the Executive Committee until May 2002.

Compensation of Directors	Non-employee directors receive the following compensation for their Board service. Mr. Parker receives no additional compensation for service as a director but may participate in the Charitable Award Program described below.

Annual Retainer:	$20,000

Annual Committee Chair Retainer:	$4,000

Attendance Fees:	$1,000 for each Board or committee meeting attended.

2002 Incentive Plan Grants:	Each non-employee director receives an annual grant of options (made on the day after each Annual Meeting of stockholders) to purchase 10,000 shares of Class B Common Stock at the closing market price per share on the date of grant. Such options vest in full six months after the date of grant. Ordinarily, such options expire ten years from the date of grant, but expire earlier if the individual ceases to be a director of the Company.

In addition, each new non-employee director automatically receives on the date of initial election or appointment options to purchase 10,000 shares of Class B Common Stock at the closing market price per share on the date of grant (unless such director is first elected at the Annual Meeting of stockholders, in which case such director will receive the annual option grant to non-employee directors as described above).

Travel Benefits:	The Company’s non-employee directors, their spouses and their dependent children are provided transportation on AWA and reimbursement for federal and state income taxes incurred thereon. In 2002, eight non-employee directors or their spouses or dependent children used these transportation benefits, resulting in an aggregate value to such non-employee directors of approximately $39,415 (including reimbursement of taxes incurred in connection with such travel). The non-employee directors who received such travel benefits, and the aggregate amount of such benefits, were as follow: Mr. Goolsby, $8,691; Mr. Klenz, $4,049; Ms. Knowles, $1,576; Mr. Kraemer, $12,405; Mr. Miller, $6,442; Ms. O’Leary, $1,939; Mr. Schifter, $1,392; and Mr. Whisler, $2,921.

9.

	Charitable Award Program:	All directors are invited to participate in a charitable award program. Under this program, upon the death of a participant, the Company will donate $1 million to one or more qualifying charitable organizations chosen by the participant. The donations will be substantially funded by life insurance proceeds from policies maintained by the Company on the lives of each participant. Individual directors will derive no direct financial benefit from this program because all insurance proceeds are paid and all tax deductions for the charitable contributions accrue solely to the Company.

Additional Board Policies	Retirement Policy:	The Board has adopted a mandatory retirement age for all non-employee directors so that no non-employee director will be nominated to stand for reelection to the Board after attaining age 72.

10.

Report of the Audit Committee of the Board of Directors

Audit Committee	The Audit Committee acts under a written charter, which was amended by the Board of Directors in February 2003. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 31, 2002 (the “Audited Financial Statements”).

The Audit Committee has discussed with PricewaterhouseCoopers LLP, independent accountant for the Company for the fiscal year ended December 31, 2002, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees), as amended, and has discussed with PricewaterhouseCoopers LLP its independence and has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC.

Additional Information	The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,

Audit Committee
Denise M. O’Leary (Chair), John L. Goolsby,
John F. Tierney

11.

Information About the Company’s Independent Auditors

Independent Auditors	The Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ended December 31, 2003.

KPMG LLP served as the Company’s and AWA’s independent auditors for the fiscal years ended 2000, 1999 and 1998. The Company’s contract for services with KPMG LLP expired upon completion of the 2000 audit, and on March 29, 2001, the Company notified KPMG LLP that the Company had approved the engagement of PricewaterhouseCoopers LLP as its independent auditors for the Company and AWA for the fiscal year ended December 31, 2001. The decision to change independent auditors was not made as the result of a disagreement of any kind. The change was recommended by the Holdings Audit Committee and approved by the Boards of Directors of Holdings and AWA. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions from stockholders.

The audit reports of KPMG LLP on Holdings’ consolidated balance sheets and on AWA’s balance sheets as of December 31, 2000 and 1999 and the related statements of operations, cash flows and stockholders’ equity for Holdings and statements of operations, cash flows and stockholder’s equity for AWA for each of the years in the three year period ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the fiscal years ended December 31, 2000, 1999 and 1998 and the interim periods subsequent to December 31, 2000 through March 29, 2001, there were no disagreements between Holdings or AWA and KPMG LLP as to any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which such disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods within the meaning of Item 304(a)(1)(iv) of Regulation S-K. During the fiscal years ended December 31, 2000, 1999 and 1998 and the interim periods subsequent to December 31, 2000 through March 29, 2001, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Holdings and AWA did not consult with PricewaterhouseCoopers LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the financial statements of Holdings or AWA or any matter that was either the subject of a disagreement of a reportable event within the meaning of Item 304(a)(1) of Regulation S-K.

Independent Auditors’ Fees	Audit Fees. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company’s financial statements as of and for the fiscal year ended December 31, 2002 and its limited reviews of the Company’s interim financial statements were $404,500.

Financial Systems Design and Implementation Fees. During the fiscal year ended December 31, 2002, the Company paid no information technology consulting fees to PricewaterhouseCoopers LLP.

All Other Fees. In addition to the fees described above, aggregate fees for professional services rendered by PricewaterhouseCoopers LLP as of and for the fiscal year ended December 31, 2002 were $319,560, primarily for the following professional services:

12.

	•	$207,060 for audit-related services such as issuing consents and reviewing and assisting with registration statements, auditing the Company’s employee benefit plan, performing agreed upon procedures required by certain federal regulatory bodies and accounting consultations on proposed transactions. This amount included $63,420 for services related to the Company’s financial restructuring in the first quarter of the fiscal year ended December 31, 2002; and
	•	$112,500 for services rendered in connection with income tax compliance and related tax services.

Audit Committee Disclosure	The Audit Committee has determined that the rendering of non-audit services during fiscal year 2002 by PricewaterhouseCoopers LLP is compatible with maintaining the auditors’ independence.

13.

Security Ownership of

Certain Beneficial Owners and Management

           The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B Common Stock as of March 31, 2003 (the “Most Recent Practicable Date”) by: (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”); and (iv) all executive officers and directors of the Company as a group.

				CLASS B SHARES
	CLASS A SHARES			BENEFICIALLY OWNED
	BENEFICIALLY OWNED
							CLASS A AND B COMBINED
BENEFICIAL OWNER (1)							VOTING POWER
	NUMBER		PERCENTAGE	NUMBER		PERCENTAGE	PERCENTAGE

TPG Partners, L.P.(2)	941,431	(3)	100%	8,245	(4)	*	59.0%
301 Commerce Street, Suite 3300
Fort Worth, TX 76102

Air Transportation Stabilization Board	—		—	18,754,000	(5)	36.4%	19.0%
1120 Vermont Ave., Suite 970
Washington, DC 20005

PAR Investment Partners, L.P.(6)	—		—	4,102,800		12.5%	5.1%
One Financial Center, Suite 1600
Boston, MA 02111

FMR Corp(7)	—		—	2,836,500		8.7%	3.6%
82 Devonshire Street
Boston, MA 02109

Dimensional Fund Advisors, Inc.	—		—	2,497,425	(8)	7.6%	3.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

William A. Franke	—		—	1,853,334	(9)	5.4%	2.3%
2525 East Camelback Road, Suite 800
Phoenix, AZ 85016

W. Douglas Parker	—		—	763,634	(10)	2.3%	*

Stephen L. Johnson	—		—	454,289	(11)	1.4%	*

Jeffrey McClelland	—		—	152,947	(12)	*	*

J. Scott Kirby	—		—	251,334	(13)	*	*

Bernard L. Han	—		—	6,000	(14)	*	*

Hal M. Heule	—		—	80,001	(15)	*	*

Herbert M. Baum	—		—		(16)	*	*

John L. Goolsby	—		—	58,427	(17)	*	*

Walter T. Klenz	—		—	28,196	(18)	*	*

Richard C. Kraemer	—		—	71,282	(19)	*	*

Robert J. Miller	—		—	21,446	(20)	*	*

Denise M. O’Leary	—		—	28,196	(18)	*	*

Richard P . Schifter	—		—	34,000	(21)	*	*

John F. Tierney	—		—	38,282	(22)	*	*

J. Steven Whisler	—		—	17,750	(23)	*	*

All executive officers and directors as a group (25 persons)	—		—	3,000,439	(24)	8.4%	3.6%

*	Less than 1%

(1)	Information with respect to each beneficial owner of 5% or more of a class of the Company’s Common Stock is based on Schedules 13D or 13G filed by such beneficial owners with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 941,431 shares of Class A Common Stock and 32,771,285 shares of Class B Common Stock outstanding as of the Most Recent Practicable Date. Pursuant to rules promulgated by the SEC, shares subject to options or warrants that are currently exercisable or exercisable within 60 days of the Most Recent Practicable Date are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the

14.

purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	TPG Partners, L.P. (“TPG”) is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership (“TPG GenPar”). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation (“TPG Advisors”). The executive officers and directors of TPG Advisors are David Bonderman (chairman of the board of directors and president), James G. Coulter (director and vice president), William Price (director and vice president), James O’Brien (vice president, treasurer and secretary), Jonathan J. Coslet (vice president), Richard A. Ekleberry (vice president) and Richard P. Schifter (vice president). Mr. Schifter is presently a director of the Company. The general partner of each of TPG, TPG Parallel I, L.P., a Delaware limited partnership (“TPG Parallel”), and Air Partners II, L.P., a Texas limited partnership (“Air Partners II”; Air Partners II, TPG and TPG Parallel being hereinafter referred to as the “TPG Filing Parties”), is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors or the TPG Filing Parties. As a condition to the Federal Loan Guarantee, and subject to certain exceptions, the TPG Filing Parties have undertaken not to dispose of their Class A Common Stock for a period of ten years other than in connection with an offer to acquire all the shares of the Company’s Class B Common Stock accepted or approved by holders of a majority of the Class B Common Stock.

(3)	Includes 780,473 shares owned by TPG, 78,644 shares owned by TPG Parallel and 82,314 shares owned by Air Partners II.

(4)	Includes 4,245 shares that were initially granted to Mr. Schifter, Mr. Shaw, a former director of the Company, and Mr. Coulter, a former director of the Company, as non-employee directors, but that were subsequently transferred to TPG GenPar. Also includes (i) 2,000 shares of unrestricted stock allocated on December 31, 2000 and (ii) 2,000 shares of unrestricted stock allocated on December 31, 2001 to Mr. Schifter and Mr. Shaw, as non-employee directors, that were issued directly to TPG GenPar. Excludes 34,000 shares underlying stock options held by Mr. Schifter.

(5)	Includes 18,754,000 shares underlying a warrant issued to the Air Transportation Stabilization Board on January 18, 2002 (the “Warrant”) as partial consideration for the Federal Loan Guarantee. The Warrant has an exercise price of $3.00 per share and a term of ten years and is currently exercisable.

(6)	PAR Investment Partners, L.P. is a limited partnership whose general partner is PAR Group, L.P. The general partner of PAR Group, L.P. is PAR Capital Management, Inc.

(7)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 (the “40 Act”), is the beneficial owner of the listed shares.

(8)	Dimensional Fund Advisors, Inc. (“Dimensional”), an investment advisor registered under Section 203 of the 40 Act, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the “Portfolios.”) In its role as investment advisor and investment manager, Dimensional possesses both investment and voting power over the shares. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(9)	Includes 427,334 shares held directly and 1,426,000 shares underlying stock options that are currently exercisable.

(10)	Includes 24,632 shares held directly, 24,000 restricted shares held directly and 715,002 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2003. Excludes 464,998 shares underlying stock options that will not become exercisable on or prior to May 30, 2003.

(11)	Includes 17,622 shares held directly and 436,667 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2003. Excludes 8,333 shares underlying stock options that will not become exercisable on or prior to May 30, 2003.

(12)	Includes 14,000 shares held directly, 6,000 restricted shares held directly and 132,947 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2003. Excludes 42,891 shares underlying stock options that will not become exercisable on or prior to May 30, 2003.

15.

(13)	Includes 6,000 shares held directly, 4,000 restricted shares held directly and 241,334 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2003. Excludes 181,666 shares underlying stock options that will not become exercisable on or prior to May 30, 2003.

(14)	Includes 6,000 shares held directly.

(15)	Includes 80,001 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2003. Excludes 74,999 shares underlying stock options that will not become exercisable on or prior to May 30, 2003.

(16)	On January 31, 2003, Mr. Baum was granted an option to purchase 10,000 shares that will not become exercisable on or prior to May 30, 2003.

(17)	Includes 24,427 shares held directly and 34,000 shares underlying stock options that are currently exercisable.

(18)	Includes 3,196 shares held directly and 25,000 shares underlying stock options that are currently exercisable.

(19)	Includes 37,282 shares held directly and 34,000 shares underlying stock options that are currently exercisable.

(20)	Includes 2,446 shares held directly and 19,000 shares underlying stock options that are currently exercisable.

(21)	Includes 34,000 shares underlying stock options that are currently exercisable.

(22)	Includes 4,282 shares held directly and 34,000 shares underlying stock options that are currently exercisable.

(23)	Includes 750 shares held directly and 1,000 shares held indirectly for which Mr. Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust. Includes 16,000 shares underlying stock options that are currently exercisable.

(24)	Incorporates the notes above, as applicable.

16.

Report of the Compensation and Human Resources Committee of the Board of Directors

on Executive Compensation

The Committee	The Company’s compensation program for all executive officers, including the Named Executive Officers, is administered by the Compensation and Human Resources Committee (the “Committee”). The Committee annually evaluates executive compensation to ensure consistency and program effectiveness, meets regularly throughout the year to review compensation issues generally, and periodically conducts a comprehensive review of the Company’s employee compensation programs.

The Committee retains independent consultants from time to time to analyze the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size.

The Committee currently consists of five members, none of whom is a current or former employee or officer of the Company.

Compensation Philosophy and Objectives	The principal objectives of the Company’s executive compensation program are to maximize stockholder value over time by:

    •   attracting and retaining high-quality, results-oriented executives
    •   aligning interests of employees and stockholders through stock-based compensation and annual performance bonuses
    •   motivating executives to achieve strategic, operating and financial goals consistent with stockholder interests
    •   increasing the relative amount of compensation at risk as management responsibilities increase
• providing a compensation package that recognizes both individual contributions and corporate performance

The program is designed to be competitive with other major U.S. airlines and other companies having comparable revenues while placing more emphasis on incentive and performance-related compensation and less emphasis on fixed-base salaries and employee benefits. During 2002, the program was administered to comply with the constraints and restrictions on compensation to executives and other key salaried employees agreed to by the Company in connection with the Federal Loan Guarantee.

General	In 2002, the Company’s executive compensation program consisted of:

• base salaries

• annual incentive bonuses
• the 2002 Incentive Plan

The 2002 Incentive Plan, approved by the Company’s stockholders in May 2002, is a long-term compensation plan under which executives and other key salaried employees may be awarded stock options, restricted stock and other stock-based compensation. While the 2002 Incentive Plan replaced the 1994 Incentive Plan, grants made under the 1994 Incentive Plan remain outstanding. Each element of the compensation program focuses on rewarding performance in a different way.

Base Salary	Base salaries are focused on rewarding individual performance and competence. Base salary adjustments are based on several factors, including:

• the employee’s level of responsibility and job classification
• general levels of market salary increases
• the Committee’s evaluation of the performance of the individual over time

The Company’s strategy with respect to base salaries for its key salaried employees is (i) to avoid dramatic changes other than to make adjustments to reflect market movements and promotions, significant changes in responsibility and individual

17.

performance and (ii) to reduce the emphasis on fixed compensation by positioning base salaries below industry levels. For such purposes, the Committee gathers data from nationally recognized compensation surveys and proxy statements of certain airlines and other companies having comparable revenues.

Incentive Compensation	Incentive Bonus Plan: Executives and other key salaried employees can earn cash bonuses under the Company’s Annual Incentive Bonus Plan (the “Incentive Bonus Plan”) if pre-determined individual performance criteria are satisfied and annual corporate goals are achieved.

Under the Incentive Bonus Plan, at the beginning of each year the Committee establishes bonus targets and bonus payment formulae tied to both the satisfaction of individual performance criteria and the financial performance of the Company. Bonus payments then are approved by the Committee at or shortly following the end of each year based on application of the pre-determined formulae, and may be equal to, less than or greater than the target bonus amounts based on whether the individual performance criteria and corporate financial performance goals were satisfied, partially satisfied or exceeded. The bonus targets, expressed as a percentage of an individual’s base salary, are set for each job classification and generally are higher for individuals having greater management responsibility. The individual performance criteria generally include both objective and subjective components. In establishing these criteria at the beginning of each year and when subsequently evaluating an individual’s performance relative to these criteria, the Committee relies on recommendations from the Chief Executive Officer and other members of senior management. Ordinarily, the Company’s financial performance must meet certain threshold levels before any bonuses are awarded.

Bonus Payments for 2002: Because the Company’s financial performance thresholds were not satisfied, no bonuses were paid to executives for 2002 under the Incentive Bonus Plan. However, in order to ensure that the Company would be well positioned to retain its management team during a challenging period for the airline industry, the Compensation Committee approved the payment of partial bonuses on February 28, 2003 to certain key salaried employees and executive officers (other than Executive Vice Presidents and the Chief Executive Officer) who were employed by AWA from March 1, 2002 until at least February 28, 2003.

Additional Incentive Compensation Plans: In March 2003, the Committee also approved the principal terms of a long-term incentive plan under which key senior executives may become entitled to receive additional cash bonuses each year commencing in 2006 depending on the performance of the Company’s stock relative to other major U.S. airlines over rolling three-year periods. In addition, the Committee approved the principal terms of a retention plan which will provide for supplemental cash payments to certain key executives if the Company pays or otherwise provides for its principal payment obligations due in March 2004 and 2005 under the loan supported by the Federal Loan Guarantee.

Stock-Based Compensation	Purpose of Stock-Based Awards: The primary purpose of stock-based awards is to focus key employees on the performance of the Company over time and to provide key employees with incentives for future performance to link the interests of recipients and stockholders. The Committee believes that stock-based awards are an appropriate incentive to employees to meet the Company’s long term goal of maximizing stockholder value.

Restricted Stock Awards: Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Committee, the right to receive dividends. Awards of restricted stock have been made by the Committee very infrequently. On the occasions when deemed appropriate, the Committee determines the number of

18.

restricted stock awards to be granted to an individual based upon a variety of factors, including those noted below with respect to the grant of stock options.

Stock Options: The 1994 Incentive Plan has permitted, and the 2002 Incentive Plan has permitted and will permit, the Committee to award stock options to an employee, to specify the number of shares covered by such options and the vesting schedule of such options. The Committee has generally imposed three-year vesting schedules for all grants. The vesting schedules are designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. The exercise prices of all stock options granted under the 1994 Incentive Plan and the 2002 Incentive Plan have been and will be at least equal to the fair market value of the underlying shares on the date of grant.

The Committee determines the number of options to be granted to an individual based upon a variety of factors, including:

• level of responsibility and job classification level

• job performance

• longevity in position

• retention value
• the results of compensation surveys described above

Currently, option grants provide that they will become fully exercisable in the event of the optionee’s termination of employment by reason of death, disability or retirement and may become fully exercisable in the event of a “change in control.” No option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option.

In 2002, non-qualified stock options to purchase an aggregate of 986,987 shares of Class B Common Stock were granted under the 1994 Incentive Plan and an aggregate of 2,092,963 shares of Class B Common Stock were granted under the 2002 Incentive Plan in connection with annual incentive plan grants, employee promotions, compensation of non-employee directors or in consideration of new employees joining the Company. The Company granted 257,000 options in 2001 and 1,782,300 options in 2000 under the 1994 Incentive Plan.

Other Benefits	Employee-Benefit Plans: The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan and certain flight benefits. Additionally, officers of the Company are provided director/ officer liability insurance coverage. The incremental cost to the Company of the benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

Severance Policy: Pursuant to the Company’s current severance payment policy for executives, each of its officers (including the Named Executive Officers) is entitled to receive an amount equal to 200% of the officer’s base salary and target incentive bonus if, within two years of a change of control, the officer (i) is asked to resign, (ii) is terminated without cause or (iii) resigns as the result of a constructive termination.

Compensation of the Chief Executive Officer	Mr. Parker was promoted to Chairman, President and Chief Executive Officer of Holdings and Chairman, President and Chief Executive Officer of AWA effective September 1, 2001. At that time, Mr. Parker’s annual base salary was increased from $425,000 to $550,000 where it currently remains. For 2002, he was eligible to earn a bonus under the Incentive Bonus Plan based on a target of 70% of his base salary and a maximum of 140% of his base salary, although as noted above, no incentive bonus was paid to Mr. Parker for 2002.

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In approving Mr. Parker’s base salary, his bonus eligibility and his stock-based compensation awards, the Committee considered a variety of factors, including:

	•	Mr. Parker’s base compensation, level of responsibility and retention value
	•	Mr. Parker’s performance
	•	Mr. Parker’s ability to lead the Company in formulating and implementing its long-term business plan
	•	Mr. Parker’s ability to enhance the Company’s stock value
	•	Mr. Parker’s standing within the Company, in the communities served by the Company and with the Company’s investors and suppliers
	•	A review of compensation for similarly situated individuals both in the airline and travel industries and in companies of comparable size

Additional Information	The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,

Compensation and Human Resources Committee
Walter T. Klenz (Chair), Richard C. Kraemer, Robert J. Miller,
Denise M. O’Leary, J. Steven Whisler

20.

Executive Compensation

Compensation of Executive Officers	The following table shows, for the years 2000, 2001 and 2002, the compensation awarded to (i) the Company’s Chief Executive Officer, W. Douglas Parker, (ii) the other four most highly compensated executive officers among the Company and its subsidiaries as of December 31, 2002 and (iii) and one former executive officer who departed from the Company during the fiscal year ended December 31, 2002 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Awards

					Restricted	Securities
Name and Principal				Other Annual	Stock	Underlying	All Other
Position	Year	Salary	Bonus	Compensation(7)	Awards(8)	Options	Compensation

W. Douglas Parker(1)	2002	$550,000				600,000	$4,988	(9)
Chairman, President
and Chief Executive	2001	$354,583					$15,974
Officer of Holdings;
Chairman, President	2000	$398,658			$331,250	195,000	$15,839
and Chief Executive Officer of AWA; Chairman of TLC

Stephen L. Johnson(2)	2002	$340,000				60,000	$17,510	(10)
Former Executive Vice President — Corporate	2001	$301,212					$7,482
of Holdings and Former
Executive Vice President —	2000	$286,429				25,000	$21,562
Corporate of AWA

Jeffrey McClelland(3)	2002	$340,000				55,558	$11,469	(11)
Executive Vice President —
Operations of AWA	2001	$299,668					$18,457

	2000	$287,933				22,000	$59,423

J. Scott Kirby(4)	2002	$317,917				260,000	$9,043	(12)
Executive Vice
President — Sales	2001	$238,389					$13,534
and Marketing
of AWA	2000	$208,019	$186,139			80,000	$13,075

Bernard L. Han(5)	2002	$256,042				60,000	$8,548	(13)
Former Executive Vice
President and Chief	2001	$263,401					$15,252
Financial Officer of
Holdings and Former	2000	$225,050				25,000	$14,842
Executive Vice President and Chief Financial Officer of AWA

Hal M. Heule(6)	2002	$240,000				70,000	$18,263	(14)
Senior Vice President —
Maintenance and	2001	$240,000					$150,314
Engineering of AWA
	2000					85,000

(1)	Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of the Company and Executive Vice President — Corporate Group of AWA in April 1999. He was elected President of AWA in May 2000, and Chief Operating Officer of AWA in December 2000. He was promoted to his current positions in September 2001, at which time his base salary was increased from $425,000 to $550,000 where it currently remains. Following the events of September 11, 2001 and the resulting financial impact on

21.

the Company, and in recognition of the sacrifices made by AWA employees during the period, Mr. Parker volunteered to forgo his annual salary, effective October 16, 2001 through December 31, 2001.

(2)	Mr. Johnson joined the Company as Vice President — Legal Affairs in February 1995. In December 1995, Mr. Johnson was elected to the position of Senior Vice President — Legal Affairs. In December 1997, he was elected to the position of Senior Vice President — Corporate Affairs of AWA and Holdings and in April 1999 was elected to the positions of Senior Vice President of Holdings and Senior Vice President and Chief Administrative Officer of AWA. In September 2001, he was elected to the positions of Executive Vice President — Corporate of Holdings and Executive Vice President — Corporate of AWA. Mr. Johnson resigned from these positions effective December 31, 2002.

(3)	Mr. McClelland joined the Company in August 1999, as Senior Vice President — Operations. He was elected to his current position in September 2001. Following the events of September 11, 2001 and the resulting financial impact on the Company, and in recognition of the sacrifices made by AWA employees during the period, Mr. McClelland volunteered to forgo 25% of his annual salary, effective October 16, 2001 through December 31, 2001.

(4)	Mr. Kirby joined AWA as Senior Director — Scheduling and Planning in October 1995. In October 1997, Mr. Kirby was elected to the position of Vice President — Planning and in May 1998, he was elected to the position of Vice President — Revenue Management. In January 2000, he was elected to the positions of Senior Vice President — E-Business and Technology of Holdings and AWA. He was elected to his current positions in September 2001.

(5)	Mr. Han joined AWA as Vice President — Financial Planning and Analysis in January 1996. He was elected to the position of Senior Vice President — Planning in May 1998 and was elected to the position of Senior Vice President — Marketing and Planning in January 2001. In September 2001, Mr. Han was elected to the positions of Executive Vice President and Chief Financial Officer of Holdings and Executive Vice President and Chief Financial Officer of AWA. Following the events of September 11, 2001 and the resulting financial impact on the Company, and in recognition of the sacrifices made by AWA employees during the period, Mr. Han volunteered to forgo 25% of his annual salary, effective October 16, 2001 through December 31, 2001. Mr. Han resigned in October 2002.

(6)	Mr. Heule joined AWA in January 2001 as Senior Vice President — Maintenance and Engineering.

(7)	For 2002, none of the Named Executive Officers received perquisites or other personal benefits in an aggregate amount in excess of the lesser of $50,000 or 10% of his annual salary. In 2002, each of the Named Executive Officers received an automobile allowance per the Company’s policy for executive perquisites. The Company also provided positive space pleasure travel benefits each year to the Named Executive Officers.

(8)	On July 26, 2000, Mr. Parker was granted the right to receive 20,000 shares of restricted stock which are scheduled to vest in equal fifths on July 26, 2001, 2002 and 2003 and the remaining two-fifths on July 26, 2004. The aggregate number and value as of December 31, 2002, of those Named Executive Officers’ restricted share holdings are as follow: Mr. Parker, 24,000 shares, $43,200; Mr. Han, 0 shares, $0; Mr. Johnson, 6,000 shares, $10,800; Mr. Kirby, 4,000 shares, $7,200; Mr. McClelland, 6,000 shares $10,800. Dividends will be paid on such restricted stock if and when declared on the Company’s Class B Common Stock.

(9)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Parker of $4,623. Also reflects benefits under a split dollar life insurance policy for Mr. Parker. In 2002, the premium paid for the term portion under that policy was $365 and the value of benefits accrued during 2002 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $0. The split dollar policy was terminated in 2002 as Mr. Parker opted out of the plan. Mr. Parker had no surrender value in the policy.

(10)	Reflects premiums paid by the Company for term life insurance for Mr. Johnson of $614 and matching contributions made by the Company under its 401(k) plan of $5,500. Also reflects benefits under a split dollar life insurance policy for Mr. Johnson. In 2002, the premium paid for the term portion under that policy was $431 and the value of the benefits accrued during 2002 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $10,965.

22.

(11)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. McClelland of $5,387 and matching contributions made by the Company under its 401(k) plan of $5,500. Also reflects benefits under a split dollar life insurance policy for Mr. McClelland. In 2002, the premium paid for the term portion under that policy was $227 and the value of benefits accrued during 2002 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $355. The split dollar policy was terminated in 2002 as Mr. McClelland opted out of the plan. Mr. McClelland had no surrender value in the policy.

(12)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Kirby of $3,130 and matching contributions made by the Company under its 401(k) plan of $5,500. Also reflects benefits under a split dollar life insurance policy for Mr. Kirby. In 2002, the premium paid for the term portion under that policy was $175 and the value of the benefits accrued during 2002 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $238. The split dollar policy was terminated in 2002 as Mr. Kirby opted out of the plan. Mr. Kirby had no surrender value in the policy.

(13)	Reflects premiums paid by the Company for term life insurance for Mr. Han of $512 and matching contributions made by the Company under its 401(k) plan of $4,168. Also reflects benefits under a split dollar life insurance policy for Mr. Han. In 2002, the premium paid for the term portion under that policy was $123 and the value of benefits accrued during 2002 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $245. The split dollar policy was terminated in 2002 as Mr. Han opted out of the plan. Also reflects $3,500 paid to Mr. Han upon his election to opt out of the split-dollar policy and not to replace it with a term policy. Mr. Han had no surrender value in the split dollar policy.

(14)	Reflects premiums paid by the Company for term life insurance for Mr. Heule of $614 and moving expenses of $606. Also reflects benefits under a split dollar life insurance policy for Mr. Heule. In 2002, the premium paid for the term portion under that policy was $742 and the value of benefits accrued during 2002 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $16,301.

23.

Stock Option Grants and Exercises	The Company has granted stock options to its executive officers under the 1994 Incentive Plan and has granted stock options and expects to grant stock options and restricted stock awards to its executive officers under the 2002 Incentive Plan.
In 2002, the Company granted options to purchase an aggregate of 986,987 shares to all participants under the 1994 Incentive Plan and an aggregate of 2,092,963 shares to all participants under the 2002 Incentive Plan.

The following tables show for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by and held at year end by, the Named Executive Officers:

2002 Option Grants

						Potential Realizable
	Individual Grants					Value at Assumed
						Annual Rates of
	Number of					Stock Price
	Securities		% of Total			Appreciation for
	Underlying		Options			Option Term(1)
	Options		Granted	Exercise Price	Expiration
Name	Granted		in 2002	Per Share	Date	5%	10%

W. Douglas Parker	100,000	(3)	3.2%	$3.80	1/24/12	$239,400	$604,200
	500,000		16.2%	$5.55	3/27/12	$1,748,250	$4,412,250

Stephen L. Johnson	60,000	(3)	1.9%	$3.80	1/24/12	$143,640	$362,520

Jeffrey McClelland	55,558	(3)	1.8%	$3.80	1/24/12	$133,006	$335,681

J. Scott Kirby	60,000	(3)	1.9%	$3.80	1/24/12	$143,640	$362,520
	200,000		6.5%	$5.55	3/27/12	$699,300	$1,764,900

Bernard L. Han(2)	60,000	(3)	1.9%	$3.80	1/24/12	$143,640	$362,520

Hal M. Heule	30,000	(3)	1.0%	$3.80	1/24/12	$71,820	$181,260
	40,000		1.3%	$5.55	3/27/12	$139,860	$352,980

(1)	The potential realizable value is based on the term of the option at the time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent upon the actual future performance of the Company’s Class B Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(2)	All of the options shown on this table for Mr. Han were cancelled when he resigned in October 2002.

(3)	The Company had intended to make this option grant in 2001, but due to the events of September 11 and its aftermath, delayed making this grant until 2002.

24.

2002 Option Exercises and Year End Option Values

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options At Year End 2002		Options At Year End(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Douglas Parker	—	—	515,001	664,999	$0.00	$0.00

Stephen L. Johnson	—	—	276,667	68,333	$0.00	$0.00

Jeffrey McClelland	—	—	115,167	62,891	$0.00	$0.00

J. Scott Kirby	—	—	136,334	286,666	$0.00	$0.00

Bernard L. Han	—	—	182,001	—	$0.00	$0.00

Hal M. Heule	—	—	56,667	98,333	$0.00	$0.00

(1)	Based on the value obtained by subtracting the option exercise prices from the closing sales price of the Class B Common Stock on the New York Stock Exchange on December 31, 2002 ($1.80 per share).

Equity Compensation Plan Information(1)

Number of Securities
Remaining
	Number of Securities to be	Weighted-Average Exercise	Available for Issuance Under
	Issued Upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options,	(excluding securities reflected
	Warrants and Rights	Warrants and Rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,935,569	$11.71	6,547,629 (2)

Equity compensation plans not approved by security holders(3)	—	—	—

Total	7,935,569	$11.71	6,547,629

(1)	This table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2002.

(2)	Although this includes 569,592 shares remaining available for issuance under the 1994 Incentive Plan, the Board of Directors decided on March 27, 2002, in connection with the adoption of the 2002 Incentive Plan, that no new issuances would be made under the 1994 Incentive Plan.

(3)	The Company has two equity compensation plans, the 1994 Incentive Plan and the 2002 Incentive Plan, both of which were approved by the Company’s stockholders. The Company has no equity compensation plans that were not approved by the Company’s stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all of our officers, directors and greater than ten percent beneficial owners complied with all such Section 16(a) filing requirements.

25.

Certain Transactions

America West Community Foundation	In March 1995, the Board of Directors and stockholders of AWA approved the creation of the America West Community Foundation (the “Foundation”) to enhance the Company’s ability to fund charitable and civic activities. AWA granted the Foundation 50,000 shares of its Class B Common Stock in each of 1996, 1998, 1999, 2000 and 2001. In addition, the Foundation has also received cash contributions from the Company in the amount of $250,000 in each of 1995, 1996, 1997, 1998, 1999 and 2000. Three members of the Board of Directors of the Company serve on the five-member Board of Directors of the Foundation, including Mr. Parker who is also the Chairman of the Foundation. The two remaining members of the Board of Directors of the Foundation are executive officers of the Company who hold the positions of Vice President and Controller of AWA and Senior Vice President — Public Affairs of Holdings and AWA. The president of the Foundation is the Senior Vice President-Public Affairs of Holdings and AWA.

Indemnity Agreements	The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Transition and Resignation Agreement of Stephen L. Johnson	Mr. Johnson resigned from his positions as Executive Vice President — Corporate of Holdings and AWA effective December 31, 2002, but continues to be employed by the Company as a consultant under the terms of a Transition and Resignation Agreement dated as of February 13, 2003 (the “Transition Agreement”). The Transition Agreement provides that Mr. Johnson will provide consulting services to the Company until June 30, 2003, or until earlier termination by either party, at which time he will resign from the Company (the “Consulting Period”). For his consulting services, Mr. Johnson is being paid an amount equal to one-half of his 2002 annual base salary provided that he refrains from competing with the Company during the Consulting Period. In consideration of a general release of claims and other concessions by Mr. Johnson, the Transition Agreement also provides for a lump sum severance payment of $510,000; the grant of an option under the 2002 Incentive Plan to purchase 100,000 shares exercisable until January 1, 2006; full vesting of all unvested restricted shares previously granted to Mr. Johnson in 1999; full vesting of the option granted to Mr. Johnson in January 2002 exercisable until January 1, 2006; health benefits for 18 months following termination of the Consulting Period; flight benefits through December 31, 2007; and other terms typical for such agreements.

26.

Performance Graph

          The following performance graph compares the Company’s cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the Amex Airline Index for the period from December 31, 1997 through December 31, 2002:

          This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Comparison of Cumulative Total Stockholders’ Returns(1)

(1)	Plot points are shown for each of the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002.

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Appendix A

America West Holdings Corporation
Audit Committee Charter

           The role and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of America West Holdings Corporation (the “Company”) are as follows, subject to amendment by the Board from time to time:

Role	The Committee’s role is to act on behalf of the Board to oversee the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence and the performance of both the Company’s internal audit function and the independent auditor. The Committee’s role includes oversight of the qualitative aspects of financial reporting and disclosure to stockholders and the investment community, the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls and the Company’s procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact the financial statements.

The role also includes coordination with other Board committees and, as outlined herein, direct communication with management, independent and internal auditors, counsel and other Committee advisors.

Although the Committee has the responsibilities set forth in this Charter, management is responsible for preparing the Company’s financial statements and the independent auditor is responsible for auditing those financial statements. It is not the duty of the Committee to plan or conduct the audit or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. Nothing in this Charter changes, or is intended to change, the responsibilities of management or the independent auditor. Moreover, nothing in this Charter is intended to increase the liability of the members of the Committee beyond that which existed before this Charter was approved by the Board.

Membership	Committee membership shall consist of at least three Board members who qualify as independent within the meaning of the Company’s Corporate Governance Guidelines and satisfy the experience and, as affirmatively determined by the Board, the independence requirements of the New York Stock Exchange (the “NYSE”) applicable to audit committee members (including, with respect to the chairperson of the Committee, any special requirements applicable to chairpersons of audit committees), as in effect from time to time when and as required by the NYSE. To the extent mandated by the requirements of the NYSE and/or the Securities and Exchange Commission (the “SEC”), at least one member of the Audit Committee shall be a “financial expert” within the meaning of such requirements. The members of the Committee and the Committee chairperson shall be appointed and removed by the Board.

Procedures	Committee procedures shall be governed by Section 4.16 of the Company’s Bylaws except as otherwise provided by resolution of the Committee of the Board.

Operating Principles	In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•	Communication —Regular and meaningful contact throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and other key Committee advisors, independent and internal auditors, etc., as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective business, financial reporting and disclosure issues.

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	•	Committee Expectations and Information Needs — The Committee should communicate to the Chief Executive Officer or his designee, internal audit and other external parties the expectations of the Committee and the nature, timing and extent of any specific information or other supporting materials requested by the Committee, for its meetings and deliberations.

	•	Resources — The Committee shall be authorized to access such internal and external resources, including retaining legal, financial or other advisors, as the Committee deems necessary or appropriate to fulfill its defined responsibilities. The Committee shall have the sole authority to approve the fees, costs and other terms of engagement of such outside resources.

	•	Meeting Agendas — Committee meeting agendas shall be the responsibility of the Committee chairperson with input from Committee members and other members of the Board, with additional input from members of senior management and outside advisors to the extent deemed appropriate by the chairperson.

	•	Committee Meeting Attendees — The Committee shall be authorized to request members of senior management, outside counsel, the internal audit function, the independent auditor and other advisors to participate in Committee meetings, as necessary, to carry out the defined committee responsibilities. Either internal or independent auditors, or counsel, may, at any time, request a meeting with the Committee or Committee chairperson with or without management attendance. In any case, the Committee shall meet periodically in separate sessions with internal and independent auditors and management.

	•	Reporting to the Board of Directors — The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time or whenever so requested by the Board. Any plan developed by the Committee for fulfilling its role and responsibilities should be presented to and discussed with the full Board, and approved by the full Board. In addition, minutes from Committee meetings should be distributed to each Board member prior to the subsequent Board meeting.

Meeting Frequency	The Committee should meet as frequently as considered necessary by the Committee or the chairperson and shall meet at least four times annually and, to the extent practicable, in conjunction with the regularly scheduled Board meetings.

Committee’s Relationship with Independent and Internal Auditors	•	The Committee shall have the sole authority to review and determine the engagement of the independent auditor, including the scope of and plans for the audit, the adequacy of staffing and the compensation to be paid to the independent auditor.

	•	The Committee shall have the sole authority to review and approve the retention of the independent auditor to perform any proposed permissible non-audit services, including the compensation to be paid therefor, authority for which may be delegated to one or more Committee members, provided that all approvals of non-audit services pursuant to this delegated authority be presented to the full Committee at its next meeting.

	•	The independent auditor, in their capacity as independent public accountants, shall be responsible to the Board and, as delegated, to the Committee as representatives of the stockholders.

	•	The independent auditor shall be viewed as the Board’s and Committee’s representatives in executing the Committee’s oversight of periodic, annual and other financial reporting to stockholders. They shall report all relevant issues to the Committee responsive to agreed-on Committee expectations. The Committee

29.

should review the work of the independent auditor in executing their role of oversight.

	•	The Committee shall, on an annual basis, review, assess and report to the Board on the performance and qualifications of the independent auditor and the audit partner. In this respect, the Committee shall seek to obtain a report by the independent auditor describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

	•	The Committee shall, on an annual basis, review, assess and report to the Board on the independence of the independent auditor, taking into account the opinions of members of management and the Company’s internal audit function and including an analysis of all non-audit services provided by the independent auditor and the effect, if any, on such independence. In this connection, the Committee shall seek to obtain a written statement from the independent auditor delineating all relationships between the auditor and the Company consistent with Independence Standards Board Statement No. 98-1, “Independence Discussions with Audit Committees.” Additionally, the Committee should seek to maintain an active dialogue with the independent auditor with respect to disclosed relationships or services that may impact auditor objectivity or independence and should take, or recommend to the full Board, appropriate action to ensure the independence of the independent auditor.

	•	The Committee shall monitor the rotation of the partners of the independent auditor on the Company’s audit engagement team as required by applicable law and shall consider periodically and adopt, if deemed appropriate, a policy regarding rotation of auditing firms.

	•	The internal audit function shall be responsible to senior management, but have a direct reporting responsibility and an effective line of communication to the Board through the Committee.

	•	The Committee shall regularly discuss with the independent auditor the responsibilities, budget and staffing of the internal audit function.

	•	If either the internal or the independent auditor identify significant issues warranting the attention of the Committee or the full Board that, in their judgment, have been communicated to management but have not been adequately addressed, they should be communicated to the Committee chairperson or any member of the Committee.

	•	Senior management shall consult with the Committee regarding changes in the senior management of the internal audit function.

	•	The Committee shall set clear policies regarding the employment by the Company of any employees or former employees of the independent auditor.

Primary Committee Responsibilities	The primary Committee responsibilities are:
	•	Annual and Interim Financial Reports — The Committee shall review and discuss with the independent auditor and management the Company’s annual and interim financial reports, including (i) the independent auditor’s assessment of the quality, not just acceptability, of accounting principles, (ii) the reasonableness of significant judgments and estimates (including material changes in estimates), (iii) any audit adjustments noted or proposed by the independent auditor (whether

30.

“passed” or implemented in the financial reports), (iv) the adequacy of the disclosures in the financial statements, (v) the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (vi) any other matters required to be communicated to the Committee by the independent auditor under Statement on Auditing Standards No. 61. Such review and discussion shall occur prior to the filing or distribution of such reports.

•	Other Financial Disclosure — The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Fraud and Regulatory Noncompliance — The Committee shall review and assess the internal and independent auditors’ responsibility for detecting accounting and reporting financial errors, fraud and defalcations, illegal acts and noncompliance with the corporate code of conduct and regulatory requirements.

•	Internal Audit Plans — The Committee shall review and assess the annual internal audit plan and the process used to develop the plan, status of activities, significant findings, recommendations and management’s response.

•	Regulatory Examinations — The Committee shall review and assess SEC inquiries and the results of examinations by other financial regulatory authorities in terms of important findings, recommendations and management’s response.

•	Independent Audit Plans — The Committee shall review and assess the overall scope and focus of the annual audit and any interim audits, including the scope and level of involvement with unaudited quarterly or other interim-period information.

•	Financial Reporting — The Committee shall review with management and the independent auditor (i) significant issues and risks that arise regarding accounting principles and financial statement presentation, including the adoption of new or material changes to existing critical accounting policies or to the application of those policies, (ii) the potential effect of alternative accounting policies available under generally accepted accounting principles (“GAAP”), (iii) the potential impact of regulatory and accounting initiatives and any other significant reporting issues and judgments and (iv) any analyses prepared by management or the independent auditor with regard to the above and related auditor views.

•	Risk Assessment and Management — The Committee shall periodically review and assess the Company’s guidelines and policies governing risk assessment and risk management.

•	Auditor Recommendations — The Committee shall review and assess important internal and independent auditor recommendations on financial reporting, controls, other matters and management’s response.

•	Changes in Accounting Principles, Regulatory or Legal Matters — The Committee shall review and discuss with the independent auditor any changes in important accounting principles, regulatory or legal matters that could have a material impact on the Company’s financial statements and the application thereof in both annual and interim financial reports.

•	Required Communications — The Committee shall receive and review all required communications from the independent auditor.

•	Conflicts and Disagreements Between the Independent Auditor and Management — The Committee shall regularly review with the independent

31.

auditor, and ultimately resolve, any conflicts or disagreements between management and the independent auditor regarding financial reporting, accounting practices or policies, including (i) problems or difficulties the independent auditor encountered in the course of the audit work and (ii) any restrictions on the scope of the independent auditor’s activities or on access to requested information.

•	Proxy Statement Reports — The Committee shall prepare such reports regarding matters within the scope of the Committee’s role and responsibilities as may be required to be included in the Company’s annual proxy statement or other public filings under applicable rules and regulations.

•	Code of Ethical Conduct/ Conflicts of Interest — The Committee shall review and assess, on an annual basis, the Company’s code of ethical conduct and significant conflicts of interest and related-party transactions.

•	Complaints and Concerns — The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The Committee shall also establish and maintain procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Audit Committee Charter — The Committee shall review, on an annual basis, the Audit Committee Charter and shall recommend any proposed changes for approval by the full Board.

•	Annual Performance Evaluation of the Audit Committee — The Committee shall review, discuss and assess at least annually its own performance as well as the role and responsibilities of the Committee, seeking input from senior management, the full Board and others. Changes in the role and/or responsibilities of the Committee as outlined in this Charter, if any, shall be recommended to the full Board for approval.

32.

AMERICA WEST HOLDINGS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2003

     The undersigned hereby appoints Linda M. Mitchell and Derek J. Kerr, and each of them, as proxies, with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of America West Holdings Corporation that the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders to be held on May 19, 2003, or at any adjournment or postponement thereof.

     YOUR PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN THE PROPOSAL IF YOU DO NOT STATE OTHERWISE. ANY ADDITIONAL BUSINESS TO PROPERLY COME BEFORE THE MEETING WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN THE PROPOSAL.

PROPOSAL: ELECTION OF DIRECTORS

Nominees to hold office until the 2006 Annual Meeting:	Herbert M. Baum
John L. Goolsby
Richard P. Schifter
J. Steven Whisler

/ / FOR All nominees listed above	/ / WITHHOLD All
/ / FOR All: Except those whose name(s) appear below:

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE MEETING.

Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. ☐

Dated:__________________, 2003

SIGNATURE(s):

Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should add their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES. FAILURE TO SIGN AND DATE THIS PROXY MAY RESULT IN IT BEING DECLARED INVALID.